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                                                                      EXHIBIT 14

                               CSX CODE OF ETHICS

LETTER FROM THE PRESIDENT, CHAIRMAN & CEO

February 2004

Dear CSX Colleague:

Enclosed is a copy of CSX Corporation's updated and revised Code of Ethics. The Code is intended to inform all employees in the CSX family of companies of the Company's expectations and of employees' legal and ethical responsibilities and obligations. CSX and its affiliated companies strive to apply high ethical, moral and legal principles in every aspect of business conduct. That is what "Right results, right way" means.

Our corporate vision is to be the safest, most progressive North American railroad, relentless in the pursuit of customer and employee excellence. At its core, the Code of Ethics expresses the fundamental values that must drive our behavior. At CSX, we believe that living by a set of core values will guide the way we treat each other and how we make business decisions. These shared values are vital to securing and maintaining respect from our shareholders, employees, Government officials and the public at large. We regard the quality of our products and services, the safety of our employees and customers, and our integrity in business dealings among our most valuable assets. Our daily performance can add to, or detract from, our company's reputation and value as a freight transportation company, an employer, a member of our local communities and a national corporate citizen.

Although some of the policies included in this Code of Ethics may not apply to you, I ask that you read the entire booklet and agree to abide by its terms, as it applies to you. Each year, I will ask you to re-read the Code of Ethics.

Thank you for your part in maintaining our role as a leader in the marketplace and in making us a leader in legal and ethical behavior.

Sincerely,

Michael J. Ward
CSX Corporation
Chairman, President and Chief Executive Officer

CSX Ethics Information Hotline: 1-800-737-1663

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CSX's ETHICS AND COMPLIANCE PROGRAM

CSX Corporation and its affiliated companies (referred to herein as "CSX" or the "Company") are committed to maintaining high ethical and legal standards in every aspect of its business conduct. CSX's reputation for adherence to laws, regulations and its written Code of Ethics is more important than the position or personal advancement of any one officer or employee. CSX's continued success and, most importantly, the lives and safety of its employees and customers, depends on the strength of the Company's efforts to detect, prevent and promptly remedy any actual or suspected misconduct.

CSX operates a corporate-wide program to coordinate, implement and monitor compliance with corporate values; laws and regulations applicable to the Company's business operations; and Company policies and procedures. Oversight of the Ethics and Compliance Program is the responsibility of Audit and Advisory Services.

CSX expects its directors, officers and employees to understand and abide by all legal requirements governing the Company's business and operations. The Company provides ongoing education and guidance concerning applicable laws and regulations. Employees who wish to obtain more information on these issues should talk with their supervisor or call the CSX Ethics Information Hotline at 1-800-737-1663. Complying with the law, however, is just part of what we must do. Directors, officers and employees should continually try to avoid even the appearance of impropriety in matters involving legal obligations, the Company's Code of Ethics or other Company policies and procedures.

CSX CODE OF ETHICS

CSX Corporation has in place a Code of Ethics applicable to all directors, officers and employees of the corporation and its subsidiaries, wherever located.(1) The Code covers conflicts of interest, insider trading, protection of confidential information and proper use of company assets, and compliance with laws and regulations applicable to the Company's business operations, among other issues central to our business and operations. This Code of Ethics provides the framework for the rules and policies of the subsidiary for which you work. Copies of those rules are available from your supervisor or Human Resources representative. Depending on your job description, you may be subject to additional and more specific rules covering one or more of the topics discussed in this Code of Ethics.

It is important for you to understand that:

- You are personally responsible for your own conduct in complying with all provisions of this Code of Ethics and for promptly reporting known or suspected violations of this Code of Ethics to your supervisor, manager or the CSX Ethics Information Hotline (1-800-737-1663).

- If you are a supervisor or manager, you are responsible and accountable for ensuring that your employees understand and comply with this Code of Ethics;

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(1) CSX Corporation is comprised of principal business units, other transportation business units and non-transportation units. Principal business units of CSX Corporation are CSX Transportation, CSX Intermodal and CSX World Terminals LLC. Other transportation business units include CSX Technology; CSX Real Property; TRANSFLO; Total Distribution Services, Inc; and BridgePoint. Non-transportation business units are The Greenbrier resort hotel and Yukon Pacific Corporation.

CSX Ethics Information Hotline: 1-800-737-1663

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-    No one in this Company has the authority or right to order, request or even influence you to violate this Code of Ethics or the law;

- You will not be excused for violating this Code of Ethics for any reason, even at the request of another person, including your supervisors, managers or Company officers;

- Any attempt by any person to have another violate this Code of Ethics, whether successful or not, is itself a violation and may be a violation of the law;

- Any retaliation or threat of retaliation against any person for refusing to violate this Code of Ethics or for reporting in good faith a violation or suspected violation of this Code of Ethics is itself a violation and may be a violation of the law;

- Every reported violation of this Code of Ethics will be investigated, and every actual violation will constitute a basis for disciplinary action involving the person violating this Code of Ethics and may result in civil or criminal action against that person; and

- Any employee who acts contrary to this Code of Ethics, or who knowingly gives a false report regarding a violation of this Code, may be subject to disciplinary action, up to and including termination of employment.

As part of CSX's commitment to ethics and compliance, all directors, officers and employees of CSX and its affiliated companies have a duty to promptly report any actual or suspected misconduct. Failure to fulfill this duty is a violation of CSX's Code of Ethics and may result in disciplinary measures up to and including dismissal in appropriate cases. Failure to report actual or suspected misconduct also may expose the Company and its directors, officers, and employees to potential criminal and civil penalties, and damages to the Company's reputation.

If you have questions about this Code of Ethics or concerns about someone's workplace conduct, first contact your manager. If you do not feel comfortable doing this, you may contact other CSX resources available to you:

-    Law Department

-    The CSX Ethics Information Hotline

THE CSX ETHICS INFORMATION HOTLINE (1-800-737-1663)

In support of its Code of Ethics and to facilitate reporting of any suspected misconduct, CSX maintains a toll-free CSX ETHICS INFORMATION HOTLINE, which is available 24 hours a day, 7 days a week at 1-800-737-1663, for individuals to report actual or suspected misconduct, ask questions, or raise concerns about business ethics and compliance matters, without fear of retaliation. CSX has a non-retaliation policy that prohibits retaliation against an employee for raising a concern or reporting actual or suspected misconduct in good faith. Anyone may contact the CSX Ethics Information Hotline if they have compliance questions or concerns, and callers have the right to remain anonymous, if they wish. Investigations will be conducted in as confidential a manner as possible, depending upon the circumstances presented.

At the direction of CSX's management, the CSX Ethics Information Hotline is administered by CSX's Senior Director, Ethics & Compliance and is staffed by members of the Ethics & Compliance Group in Audit and Advisory Services, who are responsible for receiving and handling calls made to the CSX Ethics Information Hotline. The Senior Director, Ethics & Compliance and members of the Ethics & Compliance Group under his direction have been appropriately trained on CSX's hotline procedures, including interviewing and investigative techniques. All reports to the Hotline will be reviewed and investigated promptly and appropriate

CSX Ethics Information Hotline: 1-800-737-1663

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remedial measures will be undertaken. The Director, Ethics & Compliance will report periodically to the Audit Committee on calls received by the Ethics Information Hotline, including reports concerning financial and accounting issues.

CSX VALUES

At CSX, we believe that living by a set of fundamental core values help define the true measure of a company - they guide the way we treat each other and how we make business decisions. When all employees are aligned to fundamental guiding principles, companies consistently deliver superior financial results that ensure long-term success.

At CSX, we have developed a core ideology that is the foundation for everything we do and is embodied in the motto: "Right results, right way." This creates an environment that allows us to maintain a focus on what is important, while challenging everything else in a drive for continuous improvement. There is nothing magical about this concept. It is the discipline of execution that distinguishes great companies. It is about building an organization that has purpose, focus and alignment; that lives its values every day; and that creates an environment that allows employees to grow and to produce superior results.

This core ideology - our vision, purpose and values - is the heart and soul of our Company. We believe that adhering to this core ideology will help us become an even stronger and sustainable organization - a leader in an evolving business world. For more information about CSX values, visit our web site at http://www.csx.com/index.cfm?fuseaction=company.values.

GUIDE TO BUSINESS CONDUCT

CSX is committed to maintaining high ethical and legal standards in its business conduct. We expect every director, officer, and employee to conduct himself or herself in accordance with the following Guide to Business Conduct.

CONDUCT INVOLVING OURSELVES AND OUR FELLOW EMPLOYEES

The basis of our values is dignity and mutual respect. These fundamental values drive our business.

MANAGEMENT RESPONSIBILITY

At CSX, leaders must show a commitment to CSX's values through their actions. They must also promote an environment where compliance is expected and ethical behavior is the norm. All CSX directors, officers and employees must comply with the Company's values and principles. No one may ask any CSX director, officer or employee to break the law or violate the Company's policies, procedures and values.

RESPECT AND FAIR TREATMENT

CSX is firmly committed to the principles of equality of opportunity in employment and human relationships. Each CSX employee is expected to treat fellow employees with respect and dignity.

CSX offers employment, training, compensation and advancement on the basis of qualification, merit and business needs, regardless of race, color, religion, sex (including pregnancy, childbirth or related medical conditions), age, national origin or ancestry, physical or mental disability, veteran status, secular orientation or any status protected by law not listed here. Fulfillment of our commitment to equal employment opportunity requires action by all employees throughout CSX. We all have a responsibility to promote equal employment opportunities. CSX is pledged

CSX Ethics Information Hotline: 1-800-737-1663

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to affirmative action programs that provides employment and promotional opportunities for minorities, women, individuals with disabilities and veterans. Employees are encouraged to contact their Human Resources representative to review the Affirmative Action Plan for the CSX company for which they work.

Similarly, business relationships with competitors, suppliers and customers of CSX must always be conducted free of discrimination based on race, color, religion, sex (including pregnancy, childbirth, or related medical conditions), age, national origin or ancestry, physical or mental disability, veteran status, sexual orientation, marital status or any status protected by law not listed here. All CSX employees are responsible for implementing CSX's policy of non-discrimination. This may require special affirmative action by all levels of executive, managerial and supervisory personnel to seek out competent persons and business entities entitled to the benefits of the broad CSX commitment to equal opportunity.

Employees are encouraged to review the Equal Employment Opportunity policy for the CSX company for which they work and to direct any questions or complaints to the appropriate individuals designated in that policy.

HARASSMENT

Our policy is to provide a work environment that is pleasant, professional and free from intimidation, hostility or other offenses that might interfere with work performance. CSX does not tolerate any form of harassment - verbal, physical or visual - by supervisors, other employees, customers, vendors, agents or other third parties. Harassment is personally offensive, lowers morale and interferes with the ability to work cooperatively. Accordingly, CSX companies have a zero tolerance for harassment based on sex, race, color, religion, national origin, age physical or mental disability, veteran status, or any other status protected by applicable federal or state law.

Employees are encouraged to review the Policy on Harassment for the CSX company for which they work and to direct any questions or complaints to the appropriate individuals designated in that policy.

EMPLOYEE PRIVACY

CSX companies respect the privacy of all employees. CSX will only use employee records as necessary for business needs, and will share employee information only for business reasons consistent with applicable laws. Some personal employee information is very sensitive and cannot be made public under many laws. This includes certain payroll records and medical history records.

CONDUCT INVOLVING OUR BUSINESS PARTNERS

Our values, honesty and standards of conduct do not stop with our actions, or at our doors. We expect the same from our suppliers, customers and others with whom we do business.

FAIR COMPETITION AND ANTITRUST REQUIREMENTS

All business activities of the CSX companies are highly competitive, and it is the policy of CSX to compete aggressively, but fairly. A major part of CSX's commitment to compete fairly is a commitment to comply with the antitrust laws. In general, these complex laws prohibit any form of agreement or understanding - whether formal or informal, written or oral, express or implied - between or among competitors that unreasonably limits or restricts competition between them. Breaking these laws can bring very severe penalties (civil and criminal) to both the Company and the individual. CSX's commitment to compliance with the antitrust laws includes the following guidelines:

CSX Ethics Information Hotline: 1-800-737-1663

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-    CSX employees may not discuss, or enter into a formal or informal agreement with competitors about prices other than joint line rates (sometimes called "through rates"). This includes agreements about matters affecting price such as demurrage terms, credit terms and other "price-like" commercial terms.

- CSX employees may not discuss, or enter into a formal or informal agreement with competitors about dividing customers, sales territories, or lines of business between themselves.

- This policy also prohibits any unfair or untrue disparagement of a CSX competitor.

- Absent compelling special circumstances, CSX companies should select all vendors and contractors on the basis of competitive bids.

GATHERING AND USING COMPETITIVE INFORMATION

To compete in the marketplace, it is necessary and legal to gather competitive information. CSX employees may only gather information through lawful means. Information about competitors' rates and other actions in the marketplace can almost always be freely received from CSX customers. Employees should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. CSX employees must never use any illegal or unethical means to obtain information about other companies.

CSX employees should not share confidential information from suppliers or customers with anyone outside CSX without written permission. Confidential information includes all non-public information that is shared with you in the reasonable expectation that it will be kept confidential and that might be of use to that company's competitors, or harmful to CSX or CSX customers, if disclosed. If agreements are signed to protect information, be sure to follow their terms and conditions. Do not steal trade secret information, and do not suggest or ask others to disclose trade secrets, especially new employees hired from a competitor. New hires may not bring papers or computer records from prior employers, if those papers or records contain proprietary or confidential information belonging to their prior employer.

ACCURATE AND COMPLETE BOOKS, RECORDS AND ACCOUNTING

A company's credibility is judged in many ways - one fundamental way is the integrity of its books, records and accounting. In addition to our own commitment to accurately report financial performance, CSX companies are required by securities laws to report financial information in accordance with generally accepted accounting principles.

Every CSX director, officer and employee must help ensure that reporting of business and financial information - computerized, paper or otherwise - is accurate, complete and timely. This includes accurate recording of costs, revenues, time sheets, vouchers, bills, payroll and benefits records, and regulatory data, among other business information.

In addition, all directors, officers and employees of CSX companies must:

- Follow all laws, accounting requirements and company procedures for reporting financial information;

- Never deliberately make a false or misleading entry in any report or record;

-    Never suppress, alter or destroy company records without authorization;

CSX Ethics Information Hotline: 1-800-737-1663

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-    Never sell, transfer or dispose of company assets without proper documentation and authorization;

-    Cooperate with our internal and outside auditors;

- Contact the accounting or auditing organization with any questions about the proper recording of business and financial transactions; and

- Contact the Law Department with any legal questions you may have relating to these topics.

DOING BUSINESS WITH THE GOVERNMENT

Each year, CSX companies do substantial business with the U.S. and other Governments. While integrity is the foundation for our dealing with all customers, special rules apply when the Government is our customer, which are very different from those that govern our dealings with private sector companies. Violations of Government procurement laws can result in criminal and civil penalties, loss of contracts and ineligibility from doing further business with the Government. Under the civil False Claims Act, in particular, the Government can impose liability on a contractor for the submission of false claims to the Government, or a false statement in support of a claim, including the costs of the lawsuit, triple the amount of its actual damages, and a civil penalty of between $5,000 and $10,000 for each false claim. A "claim" is a request or demand for money or property submitted by a contractor to the Government, such as an invoice or contract billing. For this reason, it is important that all invoices or billings submitted by CSX to the Government be accurate and complete.

Those involved in bidding or providing products or services under a Government contract need to know these special rules, which include, but are not limited to, the following:

- Never seek or accept from any federal agency, or from any other source, a competitor's confidential bid or proposal information or an agency's source selection information prior to the award of the agency contract to which the information relates.

- Know the special rules on offering or providing gifts, gratuities or entertainment to Government employees, and obtain any advance approvals required by Company procedures.

- When dealing with a quasi-governmental body, know whether government procurement laws and/or ethics rules apply to your dealings with them.

- Know and follow the anti-kickback rules, including restrictions on gifts by those seeking business from the Government and from Government contractors.

- Understand "most favored customer" pricing and disclosure requirements and verify compliance.

- Conform strictly to the contract specifications, and all quality, quantity, delivery and testing requirements.

- Charging and allocation of costs, including employee time and overhead, provision of any cost or pricing data and billings to the Government must always be accurate, complete and in full compliance with applicable procurement rules and regulations.

- Be truthful, accurate, current and complete in all representations and certifications made to Government agencies.

CSX Ethics Information Hotline: 1-800-737-1663

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-    Do not falsify any document or provide any misleading information relating to the award, performance or payment under any Government contract or subcontract.

- Know your Government customer's rules and regulations, including the requirements of standard contract clauses incorporated in the contract, either directly or by reference.

- Refrain from initiating any employment discussions with any current or former Government employee without first consulting with the Legal Department.

If you are involved with any aspect of a Government contract, you must not take any action that would violate any of these requirements.

DEALING WITH SUPPLIERS

CSX's Purchasing and Materials group handles the procurement, materials management and transport of items and services necessary for running a railroad and the Company, including investment recovery activities. The relationships we establish with our suppliers are important to us. The values of CSX are applicable in all of our dealings with suppliers, including a commitment to achieving the right results in the right way. CSX's policy is to base all procurement decisions on the best value received by CSX. CSX companies will not knowingly use suppliers who participate in any of the following activities: supply unsafe products or services; violate laws or regulations; or use child labor or forced labor.

Good procurement conduct - which is required of any CSX employee in any department who has dealings with supplier or vendors - includes the following:

-    Use established corporate-wide or regional supply (leveraged) agreements;

- Whenever possible, obtain competitive bids when leveraged agreements do not exist;

- Ensure the overall performance capability of the supplier, including delivery, quality and financial status;

- Make sure that purchase agreements clearly state the services or products to be provided, the basis for earning payment, and the applicable rate or fee;

- The fee or price paid for goods and services by CSX must represent the value of the goods or services provided;

-    Avoid reciprocal agreements;

-    Encourage support for minority and women-owned businesses; and

- Purchase in support of CSX's Environmental, Safety and Health values and policies.

RELATIONSHIPS AND CONFLICTS OF INTEREST

Fair Dealing: Each CSX employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No CSX director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

CSX Ethics Information Hotline: 1-800-737-1663

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Conflicts of Interest: A "conflict of interest" occurs when an individual's private interest interferes in any way - or even just appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or a friend or member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

It is CSX policy that no director, officer or employee - or any member of his or her immediate family - should acquire a financial interest in, or accept employment by, an entity doing business with a CSX company if the interest or employment would conflict with the employee's performance of his or her duties. Similarly, no CSX director, officer or employee should take any business action for personal benefit, or to benefit a friend or relative.

Corporate Opportunities: Pursuant to CSX's policy prohibiting conflicts of interest, CSX directors, officers and employees are expected to make decisions in the best interests of the Company, and not for personal gain. CSX directors, officers and employees are prohibited from: (1) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (2) using corporate property, information or position for personal gain; and (3) competing with the Company.

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. CSX directors, officers and employees also have a duty to report to the CSX Ethics Information Hotline any situation that may appear to present a conflict of interest.

ENTERTAINMENT AND GIFTS

Ethical considerations are extremely important in supplier, competitor and customer relationships. CSX's position is clear: no gift, favor, hospitality or entertainment should be accepted or provided if it will create a feeling of obligation, compromise judgement or appear to influence the recipient. Kickbacks, bribes, rebates or other forms of illegal consideration are never acceptable, and should never be given or accepted by anyone acting on behalf of a CSX company. Receiving or giving gifts of cash or cash equivalents, including gift certificates, prepaid credit or charge cards, or gift cards, is never permitted.

To help ensure that your decisions are the right ones, ask yourself the following questions when giving or receiving any form of business entertainment or gift:

-    Is it legal, customary and in good taste?

-    Is it clearly related to the conduct of CSX business?

- Would you feel comfortable giving or receiving the entertainment or gift in a public setting?

- Could the offer influence or appear to influence your business judgement in any way?

If any doubt exists as to the impact that giving or receiving entertainment or gifts could have on the reputation of the Company or your personal reputation, the entertainment or gift should not be offered or accepted. Because these judgements sometimes can be difficult, CSX has established certain standards for exchanging entertainment and gifts which are described below. Your organization may choose to establish entertainment and gift policies that are more restrictive than those described below.

CSX Ethics Information Hotline: 1-800-737-1663

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It is generally accepted business practice to provide and accept meals and entertainment that occur in conjunction with business meetings and conferences provided the meals and entertainment are not lavish. It is also acceptable to accompany a supplier or customer to recreational or social outings that have a clear business goal or charitable purpose. Invitations that involve customer or supplier provided overnight accommodations may be accepted only with the prior written approval of the department head. Employees should never solicit entertainment from suppliers or customers.

Gifts are defined as items, products or services given to an employee by a competitor, supplier, customer or any other party with whom CSX does business. Tickets to sporting or other events where the supplier or customer has no intention of accompanying the employee are considered gifts.

Employees may accept nominal gifts defined as having a value of up to $100 per year from a single organization. Employees may not solicit gifts. No gift may be offered in violation of another organization's standards.

CSX employees dealing with Government officials should be particularly alert to the special rules that may limit or prohibit giving gifts, gratuities, entertainment or other favors to Government officials. In conducting business with Government officials, CSX will abide by all existing regulations and laws. Specific questions regarding Government officials should be directed to Government Affairs, the Law Department or the Ethics Information Hotline.

CONDUCT INVOLVING OUR BUSINESS RESOURCES

CSX is committed to protecting its business resources. We expect every director, officer and employee to follow the standards set for the in the following Conduct Involving our Business Resources.

RESPONSIBLE USE OF COMPANY ASSETS

CSX employees should respect Company property and use Company assets, including computers and related information technology assets, only in accordance with established company policies, including the CSX Information Users Policy. Theft, carelessness, misuse and waste of company property have a direct impact on the Company's profitability. Company assets and resources should be used only to conduct company business, and not for personal gain or any non-business purpose.

DOCUMENT AND RECORDS MANAGEMENT

CSX's records and information are Company assets. The Company's Records and Information Management program assists employees in managing these assets efficiently and in accordance with Company policy.

Records and information can exist in many ways, such as documents, files, graphs, and databases, and may be kept in hard copy, electronically or on film. In order to ensure that valuable business information is well-organized and available when needed, employees should properly label and carefully handle confidential and proprietary information in accordance with procedures set forth in the CSX Records and Information Management Manual.

The Company's Record and Information Management program includes records retention policies and procedures. Check with your supervisor or the Company's Record Manager for policies regarding the retention of documents and other records that you handle, if any. Keep in mind that certain records and information pertaining to our business must be maintained for specific periods of time for legal reasons or for review by regulatory authorities.

CSX Ethics Information Hotline: 1-800-737-1663

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In addition, from time to time, we receive requests from Government agencies or other third parties for documents and records relating to our business. Once we have received such a request, we are often prohibited by law from destroying documents or information responsive to that request. CSX companies have developed a policy to suspend records disposition when such circumstances arise. This policy, known as a "Legal Hold Policy," is designed to ensure that all affected personnel and departments are promptly notified and relevant documents and information are identified, segregated and preserved when a legal obligation arises to preserve or retain them. If you are advised that the Company has received any such document request, you must not destroy any requested or related documents or records until you have been advised by the Law Department that you are permitted to do so.

INSIDER TRADING

In the course of your employment with CSX, you may become aware of material information about CSX or other companies that has not been made public. The use of such "inside information" about CSX or another company for your financial or other benefit is not only unethical, but also may be a violation of strict Federal laws against "insider trading" in securities (for example, stocks, bonds and options).

"Inside information" means information that:

-    Is not available to the public, and

-    Is "material."

"Material information" means information that a reasonable investor would likely consider important in deciding whether to buy or sell a security. Many of our employees may have inside information simply by virtue of their positions. Inside information might include, for example:

-    The purchase or sale of a major asset;

-    Changes in dividend policy;

-    Mergers, acquisitions and joint ventures;

-    Significant changes in operations or business plans;

-    Major developments in litigation;

- The financial condition or operating results of a company, including earnings statements and forecasts; and

-    Regulatory developments.

If you have knowledge of any of these kinds of information - and the information is non-public - it is inside information, and no CSX employee may buy or sell securities while aware of inside information. Inside information can also be information you obtained confidentially during the course of your work about another company - for example, from a customer or supplier. You should also be aware that the insider trading prohibition applies to people outside of CSX companies who obtain the information from one of our employees (for example, an employee's spouse, friends or broker). This means you must never give someone outside your company a "tip" regarding non-public inside information - this includes discussions on Internet "chat rooms." If you do, and the person you provided the information to uses it to trade, both you an the person you provided the information to are subject to action under the Federal securities law.

CSX Ethics Information Hotline: 1-800-737-1663

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Securities law violations are taken very seriously and can be prosecuted even when the amount involved is small, or the "tipper" makes no profit at all. Government agencies regularly monitor trading activities through computerized searches. CSX employees (and outsiders they are associated with) who have inside information can lawfully trade in the market once the information is made public through established channels and enough time has passed for the information to be absorbed by the public.

If you have questions or concerns about your responsibilities under the insider trading laws, contact the Law Department or the CSX Ethics Information Hotline for further guidance.

ACCURACY OF BOOKS, RECORDS AND FINANCIAL REPORTING

Investors count on CSX to use and provide accurate information so they can make informed decisions. All CSX officers and employees must properly record many kinds of business information. All financial books, records and reports must correctly reflect transactions and events on a timely basis. These records must meet both generally accepted accounting principles and CSX's internal control requirements. The following are examples of activities that are not allowed:

- Failing to record or disclose funds or assets that should be recorded in a timely manner;

-    Making false claims on an expense report, time sheet or any other report;

-    Giving false or misleading quality or safety results or reports;

-    Understating or overstating known liabilities or assets;

-    Delaying the entry of items that should be current expenses;

-    Hiding the true nature of any transaction; or

- Providing inaccurate or misleading information for Company benefit programs.

CSX directors, officers and employees must be sure that any document they prepare or sign is correct and truthful.

INTELLECTUAL PROPERTY

CSX's intellectual property - patents, trade secrets, trademarks, copyrights and other proprietary information - is considered a valuable Company asset. It is CSX's policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways. All CSX employees must take steps to safeguard those assets.

In addition to protecting CSX's intellectual property rights, CSX respects the valid intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose CSX to civil lawsuits and damages. Theft and misappropriation of trade secrets, proprietary information or other intellectual property may result in significant fines and criminal penalties to both CSX and to the individual. New CSX products, services (including e-commerce initiatives), processes and software, and any proposed use of the intellectual property of others, should be timely and reasonably reviewed for infringement.

USE OF COMPUTER RESOURCES

CSX companies have specific policies concerning employee use of Company e-mail, the Internet and Company intranet, and other electronic information sources while on Company time or using

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Company computers. E-mail and the Internet are powerful communication tools and valuable business assets. However, improper use of e-mail, Internet and Company intranet services can waste time and resources, and create legal liabilities and embarrassment for our employees and our Company. CSX's Information Users Policy explains what employees can and cannot do when using the Company's computer resources and includes policies pertaining to use of e-mail, the Internet and Company intranet, and the export of software and other information through CSX computer resources.

CSX employees should use extreme caution when using e-mail to transmit information that may contain our company trade secrets, business plans or any other confidential or proprietary information (including the confidential or proprietary information of others). CSX employees must not send e-mail messages or otherwise use our e-mail or Internet systems in connection with:

-    Engaging in illegal, fraudulent or malicious activities;

- Copying or distributing copyrighted material - for example, software, database files, MP3 files, documentation or copyrighted articles using our Company e-mail systems;

- Engaging in activities on behalf of organizations with no professional or business affiliation with our Company;

- Sending or storing offensive, sexually explicit, obscene or defamatory material;

-    Annoying or harassing other people;

-    Using another person's identity without explicit authorization;

- Attempting to test, circumvent or defeat security or auditing systems, without prior authorization;

-    Permitting any unauthorized person to access our company e-mail systems; or

-    Distributing chain letters, solicitations or offers to buy or sell goods.

CSX does allow limited personal use of our Company e-mail and Internet systems, so long as such use is reasonable, does not violate any provision of this Code of Ethics or copyright laws, and does not interfere with your productivity or the productivity of your co-workers. You must assume that an e-mail message may be disclosed to or read by individuals other than the intended recipient(s), since messages can easily be forwarded to other individuals and retained indefinitely. Therefore, you should never create an e-mail message that you or the Company would not want used as evidence in any dispute, investigation or lawsuit. Finally, because e-mail messages can often be read out of context, it is extremely important that you avoid writing any e-mail message that even appears to violate any provision of the law or this Code of Ethics.

CONDUCT INVOLVING OUR COMMUNITIES

At CSX, we are deeply committed to enhancing the quality of life in the communities we serve.

ENVIRONMENTAL POLICY

As a global transportation leader, CSX is committed to protecting the environment and ensuring the safety and health of our employees and the public. We back our commitment by promoting best practices in environmental stewardship.

Daily decisions and actions at CSX are guided by the following environmental principles:

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-    Comply with applicable environmental laws and regulations;

-    Make operations safe for employees, customers and the environment;

- Minimize waste, prevent pollution, and incorporate recycling in all practices and operations;

-    Strive to eliminate releases that impact the environment;

- Employ sound environmental practices to address and redevelop environmentally impacted property;

- Encourage open and candid communication with employees, customers, and the public regarding the Company's environmental program and any hazard that may arise from its operations;

-    Strive continually to improve environmental performance.

SAFETY POLICY

The safe operation of CSX activities is always a primary goal. All CSX officers and employees, without exception, are responsible for ensuring that CSX operations are conducted safely. We are committed to provide transportation services in a manner that will ensure the safety of our employees, our customers and the communities we serve. Employees are expected to observe all safety rules and practices and to follow instructions concerning safe and efficient work practices. All employees should advise their supervisor or other management representatives immediately if they see a work practice or activity they consider to be conducted in an unsafe or careless manner.

CSX provides emergency planning assistance and training to local fire, police and emergency response personnel in communities served by our Company.

POLITICAL CONTRIBUTIONS AND PUBLIC SERVICE INVOLVEMENT

CSX and its subsidiaries work hard to earn and maintain the respect of the communities in which they operate. As good neighbors and good corporate citizens, we seek to support the efforts of our many employee-volunteers who contribute time and talent to local organizations. At the same time, we support a wide variety of regional and national organizations dedicated to improving the health, safety and well-being of our nation's citizens. CSX employees are encouraged to speak out on important community issues. Employees must be careful, however, not to give the impression that they are speaking on behalf of a CSX company unless they are actually authorized to do so.

No CSX company is permitted to contribute, directly or indirectly, to any Federal political campaign. Employees may not use company expense accounts to pay for any personal political contributions or seek any other form of company reimbursement.

In addition, employees should not use company facilities or resources for the benefit of any party or candidate, including an employee individually running for office. Employees are encouraged to contribute to properly established political action committees.

THE U.S. FOREIGN CORRUPT PRACTICES ACT ("FCPA")

The FCPA prohibits the giving or offering of money or anything of value, either directly or through a third party, to an official of a foreign government, foreign government agency or instrumentality (which may include government monopolies, corporations, etc.) or to any foreign political party,

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party official or candidate, except for certain narrow exceptions as discussed below. The FCPA prohibits bribes and other improper payment regardless of the fact that they may be widely accepted or even seem necessary in the foreign country in question. A violation is a serious criminal offense for both companies and individuals, and may result in fines, loss of export privileges and imprisonment for individuals.

CSX's policy with respect to foreign corrupt practices and irregular transactions is to respect and adhere to the FCPA and laws of each country in which it does, and never to engage in bribery. In certain circumstances, so-called "facilitating payments" - small payments to foreign government officials for routine governmental actions - are permissible under the FCPA. The purpose of such payments is to expedite the performance of a duty that the Government official is otherwise required to perform, and is distinguishable from a bribe, which is a payment given to persuade an official to give favorable treatment or exercise his discretion in favor of a payment-giver. CSX policy requires written pre-approval by the Law Department of any facilitating payment.

INTERNATIONAL BUSINESS

CSX policy is to fully comply with the specific laws and regulations of all countries where we do business, and with all U.S. laws affecting international trade, such as anti-boycott, trade sanction, export control and foreign corrupt practices laws. Violations of these laws carry stiff civil and criminal penalties for individuals and the Company, and could cause serious damage not only to our corporate reputation, but also to the public at large. Employees involved in foreign operations should be aware of these laws, and should always consult with the Law Department to ensure that CSX companies do not violate any relevant laws.

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CSX Ethics Information Hotline: 1-800-737-1663